Exhibit 99.1

Unaudited Pro Forma Condensed Combined Financial Information

On October 20, 2024, Construction Partners, Inc. (the “Company”) entered into a Unit Purchase Agreement (the “Purchase Agreement”) with Asphalt Inc., LLC d/b/a Lone Star Paving (“Lone Star Paving”), the selling unitholders party thereto, and John J. Wheeler, in his capacity as the selling unitholders’ representative thereunder, pursuant to which the Company agreed to purchase all the issued and outstanding membership units of Lone Star Paving (the “Acquisition”).

On November 1, 2024, the Company completed the Acquisition for (i) $654.2 million in cash and (ii) 3,000,000 shares of Class A common stock, par value $0.001, of the Company (“Class A common stock”) having an aggregate fair market value of approximately $236.3 million at closing. In addition, the Company agreed to (i) pay cash to the selling unitholders in an amount equal to the working capital remaining in Lone Star Paving at closing, as finally determined (subject to adjustments and offsets to satisfy certain indemnification obligations and any purchase price overpayments), to be paid out in quarterly installments over four quarters following the closing and (ii) purchase from the selling unitholders for $30.0 million in cash an entity that owns certain real property following receipt of specified operational entitlements by such entity. The cash paid at closing was funded from the proceeds of the Term Loan B, as defined below in Note 5 – Financing and Other Adjustments. The transaction will be accounted for as a business combination in accordance with Accounting Standards Codification Topic 805, Business Combinations, which allocates the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed based on their fair values, other than leases acquired in connection with business combinations, which are recorded based on Topic 842, Leases, and contract assets and liabilities acquired in connection with business combinations, which are recorded based on ASC Topic 606, Revenue from Contracts with Customers.

The unaudited pro forma condensed combined balance sheet as of September 30, 2024 is presented as if the Acquisition had occurred on September 30, 2024 and is based on the consolidated balance sheet of the Company as of September 30, 2024 (as filed with the Securities and Exchange Commission (“SEC”) in its annual report on Form 10-K for the fiscal year ended September 30, 2024) (the “2024 Form 10-K”) and the audited consolidated and combined balance sheet of Lone Star Paving for the year ended September 30, 2024 (included in Exhibit 99.1 to this Current Report on Form 8-K/A) (the “Lone Star Financial Statements”) and pro forma adjustments described in the accompanying notes.

The unaudited pro forma condensed combined statement of comprehensive income for the year ended September 30, 2024 is presented as if the Acquisition had occurred on October 1, 2023, and is based on the consolidated statement of comprehensive income of the Company for the year ended September 30, 2024 as presented in the 2024 Form 10-K and the audited consolidated and combined statement of income of Lone Star Paving for the year ended September 30, 2024 as presented in the Lone Star Financial Statements and pro forma adjustments described in the accompanying notes.

The unaudited pro forma condensed combined financial information should be read in conjunction with the Company’s and Lone Star Paving’s historical financial statements described above, and the accompanying notes to the unaudited pro forma condensed combined financial statements, which describe the assumptions and estimates underlying the adjustments set forth therein. The pro forma adjustments, which management believes are reasonable under the circumstances, are preliminary and based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial information. Accordingly, the actual financial condition or performance of Lone Star Paving following the completion of the Acquisition in subsequent periods may differ materially from that which is reflected in the unaudited pro forma condensed combined financial information. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Transactions in subsequent periods may differ materially from that which is reflected in the unaudited pro forma condensed combined financial information. Additionally, the final determination of consideration and the purchase price allocation will be based on Lone Star Paving’s net assets as of the closing of the working capital period and will depend on a number of factors that cannot be predicted with certainty at this time. Actual results and estimates of fair value may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined consolidated financial information is for illustrative purposes only, is hypothetical in nature and does not purport to represent what the Company’s results of operations, balance sheet or other financial information would have been if the Acquisition had occurred as of the dates indicated. The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company’s management believes are reasonable, including an allocation of the purchase price based on an estimate of fair value. These estimates are preliminary, are based on information currently available and could change significantly.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2024

(in thousands, except share and per share data)

	Historical		Pro Forma
	Construction Partners, Inc. As Reported	Asphalt, Inc./ACE Reclassified (Note 6)	Adjustments for LSA Investment Holdings, LLC and Burnet Ranch Investments, LLC	Note 3	Transaction Accounting Adjustments	Note 3	Financing and Other Adjustments	Note 5	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$74,686	$10,188	$(5,097)	(a)	$(659,750)	(f),(h)	$651,710	(a),(b)	$71,737
Restricted cash	1,998	—	—		—		—		1,998
Contracts receivable including retainage, net	350,811	95,569	—		—		—		446,380
Costs and estimated earnings in excess of billings on uncompleted contracts	25,966	3,581	—		—		—		29,547
Inventories	106,704	26,138	—		1,851	(b)	—		134,693
Prepaid expenses and other current assets	24,841	1,957	(1,957)	(a)	—		—		24,841

Total current assets	585,006	137,433	(7,054)		(657,899)		651,710		709,196
Property, plant and equipment, net	629,924	248,062	(11,442)	(a)	172,026	(c)	—		1,038,570
Operating lease right-of-use assets	38,932	2,006	—		—		—		40,938
Goodwill	231,656	43,810	—		351,686	(d)	—		627,152
Intangible assets, net	20,549	—	—		84,400	(e)	—		104,949
Investment in joint venture	84	—	—		—		—		84
Restricted investments	18,020	—	—		—		—		18,020
Other assets	17,964	6,100	(6,100)	(a)	—		—		17,964

Total assets	$1,542,135	$437,411	$(24,596)		$(49,787)		$651,710		$2,556,873

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$182,572	$43,559	$(1,215)	(a)	$—		$—		$224,916
Billings in excess of costs and estimated earnings on uncompleted contracts	120,065	9,474	—		—		—		129,539
Current portion of operating lease liabilities	9,065	635	—		—		—		9,700
Current maturities of long-term debt	26,563	41,781	—		(41,781)	(i)	8,484	(a)	35,047
Accrued expenses and other current liabilities	42,189	58,733	(56,903)	(a)	76,731	(g)	—		120,750

Total current liabilities	380,454	154,182	(58,118)		34,950		8,484		519,952
Long-term liabilities:
Long-term debt, net of current maturities and deferred debt issuance costs	486,961	130,934	—		(130,934)	(i)	645,716	(a)	1,132,677
Operating lease liabilities, net of current portion	30,661	1,314	—		—		—		31,975
Deferred income taxes, net	53,852	—	—		—		—		53,852
Other long-term liabilities	16,467	—	—		—		—		16,467

Total long-term liabilities	587,941	132,248	—		(130,934)		645,716		1,234,971

Total liabilities	968,395	286,430	(58,118)		(95,984)		654,200		1,754,923

Commitments and contingencies
Stockholders’ Equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized at September 30, 2024 and no shares issued and outstanding	—	—	—		—		—		—
Class A common stock, par value $0.001; 400,000,000 shares authorized, 47,062,830 shares issued and 46,819,102 shares outstanding at September 30, 2024	44	—	—		3	(h)	—		47
Class B common stock, par value $0.001; 100,000,000 shares authorized, 11,784,650 shares issued and 8,861,698 shares outstanding at September 30, 2024	12	—	—		—		—		12
Additional paid-in capital	278,065	—	—		236,247	(h)	—		514,312
Treasury stock, Class A common stock, par value $0.001, at cost, 243,728 shares at September 30, 2024	(11,490)	—	—		—		—		(11,490)
Treasury stock, Class B common stock, par value $0.001, at cost, 2,922,952 shares at September 30, 2024	(15,603)	—	—		—		—		(15,603)
Accumulated other comprehensive income, net	7,502	—	—		—		—		7,502
Retained earnings	315,210	150,981	33,522	(a)	(190,053)	(c),(d),(f),(g),(i)	(2,490)	(b)	307,170

Total stockholders’ equity	573,740	150,981	33,522		46,197		(2,490)		801,950

Total liabilities and stockholders’ equity	$1,542,135	$437,411	$(24,596)		$(49,787)		$651,710		$2,556,873

Unaudited Pro Forma Condensed Combined Statement of Comprehensive Income

For the Fiscal Year Ended September 30, 2024

(in thousands, except share and per-share data)

	Historical		Pro Forma
	Construction Partners, Inc. As Reported	Asphalt, Inc./ACE Reclassified (Note 6)	Adjustments for LSA Investment Holdings, LLC and Burnet Ranch Investments, LLC	Note 4	Transaction Accounting Adjustments	Note 4	Financing and Other Adjustments	Note 5	Pro Forma Combined
Revenues	$1,823,889	$520,967	$—		$—		$—		$2,344,856
Cost of revenues	1,565,635	405,602	—		10,554	(b),(c),(d),(f)	—		1,981,791

Gross profit	258,254	115,365	—		(10,554)		—		363,065
General and administrative expenses	(151,497)	(24,631)	4	(a)	(5,564)	(b),(c),(e)	(5,733)	(a),(d)	(187,421)
Gain on sale of property, plant and equipment	4,483	181	—		—		—		4,664

Operating income	111,240	90,915	4		(16,118)		(5,733)		180,308
Interest expense, net	(19,071)	(9,680)	831	(a)	8,849	(g)	(48,511)	(b),(c)	(67,582)
Other (expense) income	(70)	12,547	(11,986)	(a)	—		—		491

Income before provision for income taxes and earnings from investment in joint venture	92,099	93,782	(11,151)		(7,269)		(54,244)		113,217
Provision for income taxes	23,161	1,099	—		15,595	(h)	(11,391)	(e)	28,464
Loss from investment in joint venture	(3)	—	—		—		—		(3)

Net income	$68,935	$92,683	$(11,151)		$(22,864)		$(42,853)		$84,750

Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on interest rate swap contract, net	(11,889)	—	—		—		—		(11,889)
Unrealized gain (loss) on restricted investments, net	697	—	—		—		—		697

Other comprehensive (loss) income, net	(11,192)	—	—		—		—		(11,192)

Comprehensive income	$57,743	$92,683	$(11,151)		$(22,864)		$(42,853)		$73,558

Net income per share attributable to common stockholders:
Basic	$1.33					(i)			$1.54
Diluted	$1.31					(i)			$1.53
Weighted average number of common shares outstanding:
Basic	51,883,760					(i)			54,883,760
Diluted	52,574,503					(i)			55,368,042

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 – Lone Star Paving Acquisition

On November 1, 2024, the Company completed the Acquisition for (i) $654.2 million in cash and (ii) 3,000,000 shares of Class A common stock having an aggregate fair market value of approximately $236.3 million at closing. In addition, the Company agreed to (i) pay cash to the selling unit holders in an amount equal to the working capital remaining in Lone Star Paving at closing, as finally determined (subject to adjustments and offsets to satisfy certain indemnification obligations and any purchase price overpayments), to be paid out in quarterly installments over four quarters following the closing and (ii) purchase from the selling unitholders for $30.0 million in cash an entity that owns certain real property following receipt of specified operational entitlements by such entity. The cash paid at closing was funded from the proceeds of the Term Loan B, as defined below in Note 5 – Financing and Other Adjustments. As a result of the Acquisition, Lone Star Paving is a wholly-owned subsidiary of the Company.

Total consideration as of September 30, 2024, is as follows (in thousands):

Consideration:
Cash	$654,200
Fair value of Class A common stock	236,250
Working capital payable	76,731

Total consideration	$967,181

The following table summarizes the preliminary purchase price allocation if the Acquisition had occurred as of September 30, 2024 (in thousands):

Assets acquired:
Cash and cash equivalents	$5,091
Contracts receivable including retainage	95,569
Inventories	27,989
Cost and estimated earnings in excess of billings on uncompleted contracts	3,581
Property, plant and equipment	408,646
Operating lease right-of-use assets	2,006
Intangible assets	84,400
Total assets acquired	$627,282
Liabilities assumed:
Accounts payable	$42,344
Accrued expenses and other current liabilities	1,830
Billings in excess of costs and estimated earnings on uncompleted contracts	9,474
Operating lease liabilities	1,949
Total liabilities assumed	$55,597
Net assets acquired	$571,685
Total consideration	$967,181
Goodwill	$395,496

This purchase price allocation is preliminary and has not been finalized due to the recent timing of the Acquisition, as certain information is pending on such date to finalize estimates of fair value of certain assets acquired and liabilities assumed. The Company has consulted with independent third parties to assist in the valuation process. The Company expects to finalize the estimate of fair values as soon as practicable and no later than one year from the November 1, 2024 Acquisition date.

The amount of the purchase price exceeding the net fair value of identifiable assets acquired and liabilities assumed is recorded as preliminary goodwill in the amount of approximately $395.5 million, which is deductible for income tax purposes. Goodwill primarily represents the assembled workforce and synergies expected to result from the Acquisition. Goodwill will be reviewed for impairment at least annually, or more frequently when events or changes in circumstances indicate that the carrying value may not be recoverable.

The Company is obligated to purchase certain real property from Burnet Ranch Investments, LLC, for $30.0 million in cash following receipt of specified operational entitlements. Burnet Ranch Investments, LLC, and LSA Investment Holdings, LLC, which were not acquired as part of the Acquisition, have been removed from the unaudited pro forma condensed combined financial statements.

Note 2 – Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements are prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. The historical information of the Company and Lone Star Paving is presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Certain reclassifications have been made in order to align the historical presentation of Lone Star Paving to the Company. Refer to Note 6 – Reclassification Adjustments for more information.

The Acquisition will be treated as a business combination for accounting purposes, with the Company determined to be the accounting acquirer. The purchase price was allocated to the assets acquired and liabilities assumed based on their preliminary estimated fair values as of November 1, 2024.

The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the actual results and operations and financial position would have been had the Acquisition taken place on the dates indicated, are not necessarily indicative of the future consolidated results of operations or financial position of the Company, and are based on the information available at the time of their preparation. Actual results may differ materially from the assumptions and estimates within the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements are intended to provide information about the impact of the Acquisition as if it had been consummated on the dates specified. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have an impact on consolidated results of operations or financial position of the Company. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial statements have been made.

Note 3 – Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The following adjustments were made in the preparation of the unaudited pro forma condensed combined balance sheet as of September 30, 2024:

(a)

Adjustment to remove assets and liabilities of LSA Investment Holdings, LLC and Burnet Ranch Investments, LLC, which were not acquired as part of the Acquisition, as well as associated historical book equity (see Lone Star Financial Statements).

(b)	Represents the fair value step up adjustment of $1.9 million to acquired inventory.

(c)	Represents the fair value step up adjustment of $172.0 million to acquired property, plant and equipment.

(d)	Represents the elimination of historical goodwill of Lone Star Paving and the preliminary recognition of $395.5 million of goodwill pertaining to the Acquisition.

(e)

Represents the preliminary recognition of $84.4 million of identifiable intangible assets, including $48.5 million of customer relationships and $35.9 million of an indefinite-lived trade name license in connection with the Acquisition.

(f)	To record a decrease in cash for the estimated transaction expenses of $5.6 million associated with the Acquisition.

(g)

To record an increase in accrued expenses and other current liabilities of $76.7 million for the estimated working capital payable based on the audited consolidated and combined balance sheet of Lone Star Paving as of September 30, 2024.

(h)	Adjustment to reflect 3,000,000 shares of Class A common stock transferred at the time of closing with a value of $236.3 million and $654.2 million in cash.

(i)	Represents settlement of Lone Star Paving’s outstanding debt by cash drawn from Term Loan B as referenced in detail in Note 5 below.

Note 4 – Adjustments to Unaudited Pro Forma Condensed Combined Statement of Comprehensive Income

The following adjustments were made in the preparation of the unaudited pro forma condensed combined statement of comprehensive income for the fiscal year ended September 30, 2024:

(a)	Adjustment to remove operations associated with LSA Investment Holdings, LLC and Burnet Ranch Investments, LLC, which were not acquired as part of the Acquisition (see Lone Star Financial Statements).

(b)	Adjustment to remove $0.1 million of general and administrative expenses and $21.8 million of cost of revenues, the historical amount of Lone Star Paving’s depreciation expense.

(c)

Adjustment to add $0.1 million of general and administrative expenses and $26.8 million of cost of revenues for the depreciation and depletion expense resulting from the change in basis of property and equipment acquired in the Acquisition.

(d)

Adjustment to add $3.7 million of cost of revenues for amortization expense resulting from the customer relationship intangible assets acquired in the Acquisition, which are amortized over their estimated useful lives ranging from 10 to 15 years.

(e)	Adjustment to add $5.6 million to general and administrative expenses for transaction-related expenses associated with the Acquisition incurred subsequent to September 30, 2024.

(f)	Adjustment to add $1.9 million to cost of goods sold for the fair value step up of acquired inventory expected to be sold within one year of the acquisition.

(g)	Adjustment to remove $8.8 million of Lone Star Paving’s historical interest expense, net.

(h)

The adjustment pertains to estimated income tax considerations associated with the Acquisition. Lone Star Paving was previously held within a pass-through structure, making it exempt from federal income taxes at the entity level. Income tax expenses for the Acquisition are recorded at the federal statutory tax rate of 21.0%.

(i)

The pro forma basic and diluted weighted average shares outstanding are a combination of historic and weighted average shares of the Company’s common shares and issuance of shares in connection with the Acquisition.

	For the Fiscal Year Ended September 30, 2024
	Construction Partners, Inc. As Reported	Pro Forma Combined
Basic Earnings per Share
Numerator
Net Income attributable to common stockholders	$68,935	$84,750
Denominator
Weighted average number of common shares outstanding, basic	51,883,760	54,883,760

Net Income per common share attributable to common stockholders, basic	$1.33	$1.54
Diluted Earnings per Share
Numerator
Net Income attributable to common stockholders	$68,935	$84,750
Denominator
Weighted average number of common shares outstanding, basic	51,883,760	54,883,760
Effect of dilutive securities:
Restricted stock unit grants	690,743	484,282

Weighted average number of diluted common shares outstanding:	52,574,503	55,368,042
Net Income per diluted common share attributable to common stockholders, basic	$1.31	$1.53

Note 5 – Financing and Other Adjustments

In connection with the Acquisition, the Company entered into a Term Loan Credit Agreement with Bank of America, N.A., as administrative agent, BofA Securities, Inc., PNC Capital Markets LLC, Regions Capital Markets, a division of Regions Bank, and TD Securities (USA) LLC, each as joint lead arranger and joint bookrunner, and certain other lenders party thereto (the “Term Loan B Credit Agreement”), which provided for a senior secured first lien term loan facility in the aggregate principal amount of $850.0 million, the full amount of which was drawn on November 1, 2024 (the “Term Loan B”). A portion of the proceeds of the Term Loan B was used to finance the cash portion of the consideration for the Acquisition, including the repayment of certain outstanding indebtedness of Lone Star Paving and its subsidiaries at the closing. The remaining loan proceeds were used (i) to repay the Company’s outstanding borrowings under other credit facilities and (ii) to pay fees and expenses incurred in connection with the debt financing transaction and the Acquisition.

The Company only used $654.2 million of the net proceeds from the Term Loan B Credit Agreement to repay outstanding indebtedness of Lone Star Paving and its subsidiaries at the closing. This repayment is included in the consideration transferred; refer to Note 1. The remaining net proceeds of $195.8 million were used to pay down the Revolving Credit Facility provided by Term Loan A and fees and expenses incurred in connection with Term Loan B. There would be no material difference in interest expense between Term Loan A and Term Loan B for the pay down of the Revolving Credit Facility provided by Term Loan A.

The following adjustments were made in the preparation of the unaudited pro forma condensed combined balance sheet as of September 30, 2024:

(a)

Represents the aggregate principal amount of Term Loan B for $850.0 million, net of $195.8 million that was used to pay down the Revolving Credit Facility provided by Term Loan A and debt issuance costs of $16.3 million. The debt liability is allocated between current and long-term.

(b)	Represents third party fees of $2.5 million associated with Term Loan B.

The following adjustments were made in the preparation of the unaudited pro forma condensed combined statement of comprehensive income for the fiscal year ended September 30, 2024:

(a)

Adjustment to add $3.2 million to general and administrative expenses for restricted stock awards issued under the Construction Partners, Inc. 2018 Equity Incentive Plan to certain key employees of Lone Star Paving, consisting of 180,000 restricted shares of Class A common stock with an aggregate grant date fair value of $14.2 million.

(b)

Adjustment to add $46.2 million to interest expense for the $654.2 million of Term Loan B net proceeds used to pay the Acquisition consideration and repay outstanding indebtedness of Lone Star Paving and its subsidiaries at the closing. The pro forma interest expense adjustment assumes an interest rate of 7.00%. A 1/8% change in the interest rate would not have a material impact on pro forma interest expense.

(c)	Adjustment to add $2.3 million to interest expense for amortization on the $16.3 million of debt issuance costs.

(d)	Adjustment to add $2.5 million to general and administrative expenses for third party fees associated with Term Loan B.

(e)

The adjustment pertains to estimated income tax considerations associated with the Acquisition. Lone Star Paving was previously held within a pass-through structure, making it exempt from federal income taxes at the entity level. Income tax expenses for the Acquisition are recorded at the federal statutory tax rate of 21.0%.

Note 6 – Reclassification Adjustments

The tables below represent the reclassification adjustments for certain financial statement line items, as reported by Lone Star Paving under GAAP, to align with the expected classifications of the Company, post-Acquisition.

Reclassifications in the unaudited pro forma condensed combined balance sheet as of September 30, 2024:

	Before Reclassification	Reclassification	Note	After Reclassification
Related party notes receivable	$6,100	$(6,100)	(a)	$—
Other assets	$—	$6,100	(a)	$6,100
Line of credit	$14,168	$(14,168)	(b)	$—
Current maturities of long-term debt	$27,613	$14,168	(b)	$41,781
Accrued expenses and other current liabilities	$2,098	$56,635	(c),(d)	$58,733
Other payables	$2,922	$(2,922)	(c)	$—
Related party notes payable	$53,713	$(53,713)	(d)	$—
Members’ equity	$150,981	$(150,981)	(e)	$—
Retained earnings	$—	$150,981	(e)	$150,981

Notes:

(a)	Represents reclassification of $6.1 million from “Related party notes receivable” to “Other assets” to conform to the Company’s balance sheet presentation.
(b)	Represents reclassification of $14.2 million from “Line of credit” to “Current maturities of long-term debt” to conform to the Company’s balance sheet presentation.
(c)	Represents reclassification of $2.9 million from “Other payables” to “Accrued expenses and other current liabilities” to conform to the Company’s balance sheet presentation.
(d)	Represents reclassification of $53.7 million from “Related party notes payable” to “Accrued expenses and other current liabilities” to conform to the Company’s balance sheet presentation.

(e)	Represents reclassification of $151.0 million from “Members’ equity” to “Retained earnings” to conform to the Company’s balance sheet presentation.

Reclassifications in the unaudited pro forma condensed combined statement of comprehensive income for the year ended September 30, 2024:

	Before Reclassification	Reclassification	Note	After Reclassification
Gain on sale of property, plant and equipment	$—	$181	(a)	$181
Interest expense, net	$—	$(9,680)	(a)	$(9,680)
Other (expense) income	$3,048	$9,499	(a)	$12,547

Note:

(a)

Represents reclassification from “Other (expense) income” to “Gain on sale of property, plant and equipment” and “Interest expense, net” to conform to the Company’s statement of comprehensive income presentation.